EXHIBIT 4.4.2

ADVANCED POWER TECHNOLOGY, INC.

NON-QUALIFIED STOCK OPTION LETTER AGREEMENT

TO: <NAME>

The Plan Administrator of the ADVANCED POWER TECHNOLOGY, INC. (the “Company”) 1995 Stock Option Plan (the “Plan”) is pleased to inform you that you have been selected to receive a grant of a stock option under the Plan. Subject to the terms and conditions set forth below and in the Plan, you are hereby granted a stock option under the Plan for the purchase of <OPTIONS> shares of the Company’s Common Stock at an exercise price of <EX PRICE> per share. A copy of the Plan is attached and incorporated into this Agreement by reference.

1. Term: The term of the option is ten years from the date of this Agreement and therefore, to the extent not exercised, will automatically terminate on <TERM DATE>, unless sooner terminated.

2. Who May Exercise: During your lifetime, only you can exercise the option. The Plan also provides for exercise of the option by the personal representative of your estate or the beneficiary thereof following your death. You may use the Notice of Exercise of Stock Option in the form attached to this Agreement when you exercise the option.

3. Payment for Shares: The option may be exercised by the delivery of cash, personal check (unless the Plan Administrator decides at the time of exercise not to accept a personal check), bank certified or cashier’s check. At the sole discretion of the Plan Administrator, all or part of the required payment may be in the form of a promissory note, according to the terms dictated by the Plan Administrator and the Plan. In addition, payment may be made by transferring shares of Company stock (acquired by the exercise of this Option or previously owned by you) to the Company as payment of the exercise price.

4. Transfer of Option: The option is not transferable except by will or by the applicable laws of descent and distribution.

5. Length of Service Criteria - Vesting: The vesting of options shall be in accordance with the following table:

Period of Your Continuous Employment with the Company (after the date this option is granted)	Portion of Total Options Which is Exercisable
12 months	20%
24 months	40%
36 months	60%
48 months	80%
60 months	100%

6. Taxation: The date of grant of this option is <GRANT DATE>. You should obtain tax advice when exercising your option and before disposing of the shares. The Company makes no representations concerning the tax affect of this option or the subsequent exercise thereof.

Please execute the Acceptance and Acknowledgment set forth below on the enclosed copy of this Agreement and return it to the undersigned.

Very truly yours,
Advanced Power Technology, Inc.

By:

Its	President and Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGMENT

I, as a resident of the <STATE/COUNTRY>, accept the stock option described above and in the 1995 Stock Option Plan and acknowledge receipt of a copy of this Agreement, including a copy of the Plan. I have reviewed the Plan and am aware of its terms.

Dated:

Optionee’s Signature

Printed Name

By his or her signature below, the spouse of the Optionee, if such Optionee is legally married as of the date of this Agreement, acknowledges that he or she has read this Agreement and the Plan and is familiar with the terms and provisions thereof, and agrees to be bound by all the terms and conditions of this Agreement and the Plan.

Dated:

Spouse’s Signature

Printed Name

By his or her signature below, the Optionee represents that he or she is not legally married as of the date of this Agreement.

Dated:

Optionee’s Signature